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                                                                      EXHIBIT 15



TXU Corp.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp., and subsidiaries for the periods ended March 31, 2001 and 2000 as indicated in our report dated
May 11, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 is incorporated by reference in Registration Statements No. 333-27989, 333-32831, 333-37652, 333-56055, 333-68663-01, 333-79221, 333-79221-01, 333-79221-02, 333-
79221-03, 333-49434, 333-4943-01 and 338-49434-02 on Form S-3; Registration
Statements No. 333-32833, 333-32835, 333-32837, 333-32839, 333-32841, 333-32843,
333-45657, 333-46671, 333-79627, 333-93181 and 333-93183 on Form S-8;
Registration Statements No. 333-79627 and 333-93181 on Post Effective Amendment No. 1 to Form S-8; and Registration Statements No. 333-79627 and 333-93181 on Post Effective Amendment No. 2 to Form S-8 of TXU Corp.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Dallas, Texas
May 11, 2001